SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)
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NII HOLDINGS, INC.

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NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, VA 20191
www.nii.com

March 24, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2006

We will hold the Annual Meeting of Stockholders of NII Holdings, Inc. (the “Company” or “NII Holdings”) on April 26, 2006, at 10:00 a.m. local time at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191 (703-620-9000).

The purpose of the Annual Meeting is to consider and take action on the following:

1. Election of three directors, Carolyn Katz, Donald E. Morgan and George A. Cope, each for a three-year term ending 2009;

2. Approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000;

3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2006;

4. Approval of an adjournment of the Annual Meeting to a later date or dates, if necessary, in order to permit the further solicitation of proxies; and

5. Any other business that properly comes before the Annual Meeting and any adjournments thereof.

Stockholders of record as of March 21, 2006 can vote at the Annual Meeting. This proxy statement, the accompanying proxy card, and the 2005 Annual Report on Form 10-K are being mailed or otherwise distributed to you on or about March 24, 2006. Please vote before the Annual Meeting in one of the following ways:

1. Use the toll-free number shown on your proxy card (if eligible);

2. Visit the website shown on your proxy card to vote via the Internet (if eligible); or

3. Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the Annual Meeting by following the procedures outlined in the accompanying proxy statement.

By Order of the Board of Directors,

Steven M. Shindler
Chief Executive Officer and
Chairman of the Board of Directors

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Solicitation, Use and Revocation of Proxies

Our Board of Directors solicits the accompanying proxy for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted (1) for the election of the nominees designated below to serve for three-year terms ending 2009, (2) for approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock that we would have authority to issue from 300 million to 600 million, (3) for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2006, (4) for approval of the proposal for adjournment in order to permit further solicitation of proxies and (5) at the discretion of the persons indicated on the proxy card, on all other matters that may properly come before the Annual Meeting or any adjournments thereof. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

1. voting over the telephone or Internet if eligible to do so — your latest dated vote before the Annual Meeting will be the vote counted;

2. delivering to our Vice President, General Counsel and Secretary a signed notice of revocation or a new proxy card with a later date; or

3. voting in person at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by us. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and solicit proxies on behalf of the Board of Directors. Georgeson’s fee for this service is $6,500 plus expenses. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders not wishing to vote through the Internet or by telephone, or who own shares through a broker and their proxy card does not mention information about Internet or telephone voting, should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

Your attendance at the Annual Meeting by itself does not constitute revocation of your proxy. Before the Annual Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, Attention: Vice President, General Counsel and Secretary. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our Vice President, General Counsel and Secretary before a vote is taken. You may be asked to present documents for the purpose of establishing your identity as a NII Holdings stockholder.

Two-for-One Common Stock Split

On October 27, 2005, we announced a two-for-one common stock split to be effected in the form of a stock dividend, which was paid on November 21, 2005 to stockholders of record as of November 11, 2005. All share amounts presented in this Proxy Statement have been adjusted to reflect the two-for-one stock split.

Record Date, Voting Rights and Outstanding Shares

Our Board of Directors has established the close of business on March 21, 2006, as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only holders of record of our common stock on the record date are entitled to vote at the Annual Meeting. Holders of common stock on the record date are entitled to one vote per share on each matter voted upon at the Annual Meeting. As of the record date, there were 152,187,266 shares of common stock outstanding.

Quorum, Voting Requirements and Effect of Abstentions and Broker Non-Votes

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting are present in person or by proxy. At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

A plurality of the votes of the holders of the common stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the election of directors, is required for the election of directors. This means that the nominees for director who receive the greatest number of votes cast will be elected. The amendment of our Restated Certificate of Incorporation requires approval by the holders of a majority of the outstanding shares of common stock entitled to vote on the amendment. All other matters will require the approval of a majority of the votes of the record holders present at the meeting, in person or represented by proxy, and entitled to vote on such matters.

Management and the Board of Directors are not aware of any matters to be presented for action at the Annual Meeting other than the matters stated in the Notice of Annual Meeting of Stockholders. If any such matter requiring a vote of the stockholders should properly come before the Annual Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

PROPOSAL I

ELECTION OF DIRECTORS

General

Our Amended and Restated Bylaws set our Board of Directors at nine members divided into three classes, with each class having three directors. Our Board currently consists of nine members. On February 14, 2006, John Donovan, President and Chief Executive Officer of inCode, a wireless consulting firm, was elected a director by the Board of Directors to fill a vacancy. The three-year terms of each class are staggered so that the term of one class expires at each Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, has nominated Carolyn Katz, Donald E. Morgan and George A. Cope, each of whom is an incumbent director, for reelection to the board for three-year terms ending 2009.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by our Board of Directors, to the extent consistent with our Restated Certificate of Incorporation and our Amended and Restated Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Directors Standing for Reelection — To Hold Office Until 2009

Carolyn Katz, (44), has served as a director on the board of NII Holdings since 2002. Ms. Katz has been an independent consultant, providing advisory services to communications companies, since 2001. She was a principal at Providence Equity Partners, a $5 billion private equity firm specializing in media and telecommunications, from 2000 to 2001. From 1984 to 2000, Ms. Katz worked for Goldman Sachs, an investment bank, and most recently as managing director. Ms. Katz is on the board of directors of American Tower Corporation, a provider of wireless and broadcast communications infrastructure.

Donald E. Morgan, (37), has served as a director on the board of NII Holdings since 2002. Until March 2006, he had been senior managing director and co-head of the Fixed Income-High Yield Division of MacKay Shields LLC since 2001 and had held other positions with MacKay Shields since 1997. Prior to joining MacKay Shields, Mr. Morgan was a high yield analyst with Fidelity Management & Research, an affiliate of the mutual fund company, where he worked from 1994 to 1997.

George A. Cope, (44), has served as a director on the board of NII Holdings since July 2004. A Canadian citizen, Mr. Cope currently serves as President and Chief Operating Officer of Bell Canada Corporation. He was, until 2005, executive vice president of TELUS Corp. and president and chief executive officer of TELUS Mobility. From 1987 to 2000, he served as president and chief executive officer of Clearnet Communications. Prior to joining Clearnet, Mr. Cope served as vice president, Corporate Development at Lenbrook, Inc., a distributor of electronic components, audio and two-way radio products.

Our Board of Directors recommends that the holders of common stock vote “FOR” incumbent directors Carolyn Katz, Donald E. Morgan and George A. Cope.

Directors Not Standing for Reelection — To Hold Office Until 2008

Neal P. Goldman, (36), has served as a director on the board of NII Holdings since 2002. Mr. Goldman is currently a managing director in the High Yield Division of MacKay Shields LLC, an investment advisor registered with the United States Securities and Exchange Commission. He joined MacKay Shields LLC in 2001 from Banc of America Securities where he was a principal in the Special Situations Group from 1999 to 2001. He was previously with Salomon Smith Barney, an investment bank, from 1995 to 1999 where he last served as a vice president on the High Yield Trading Desk.

Charles M. Herington, (46), has served as a director on the board of NII Holdings since 2003. He is Senior Vice President, Latin America of Avon Products, Inc., a global beauty company, since February 2006. Prior thereto, he was the president and chief executive officer of AOL Latin America since 1999. From 1998 until 1999, he served as president of Revlon America Latina. From 1990 through 1997, he held a variety of senior management positions with PepsiCo Restaurants International. Mr. Herington is on the board of directors of Molson Coors Brewing Company (formerly Adolph Coors Company), and ADVO, Inc.

John W. Risner, (46), has served as a director on the board of NII Holdings since 2002. He is currently the President of The Children’s Tumor Foundation (formerly The National Neuro Fibromatosis Foundation), which he joined in 2002. From 1999 to 2002, he served as senior vice president- portfolio manager at AIG/SunAmerica Asset Management, a money management firm. Prior to that, Mr. Risner was vice president-senior portfolio manager at Value Line Asset Management, a money management firm, where he worked from 1991 to 1999.

Directors Not Standing for Reelection — To Hold Office Until 2007

John Donovan, (45), has served as a director on the board of NII Holdings since February 2006. Mr. Donovan has been the Chairman and Chief Executive Officer of inCode, a wireless and technology consulting firm since 2000. Prior to joining inCode, he was a partner with Deloitte Consulting.

Steven P. Dussek, (49), has served as a director on the board of NII Holdings since 1999. He is President and Chief Executive Officer of Dobson Communications Corporation, a wireless telecommunications company, since 2005. From 1999 until 2000, Mr. Dussek was the chief executive officer of NII Holdings. Mr. Dussek was the president and chief operating officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel Communications, most recently as executive vice president and chief operating officer. From 1995 to 1996, Mr. Dussek served as vice president and general manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc., a paging company.

Steven M. Shindler, (43), has been a director on the board of NII Holdings since 1997, chief executive officer since 2000 and chairman of the board since 2002. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, a bank where he was a managing director in its communications finance group.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law and our Restated Certificate of Incorporation and Amended and Restated Bylaws. Members of the Board of Directors are kept informed of our business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Independence

The Board of Directors has determined that eight of its nine current members are independent as defined by The Nasdaq Stock Market (“Nasdaq”) listing standards, including the following: George A. Cope, John Donovan, Steven P. Dussek, Neal P. Goldman, Charles M. Herington, Carolyn Katz, Donald E. Morgan and John W. Risner.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct for our directors, Chief Executive Officer, Chief Financial Officer, principal financial and accounting officers, officers and employees, and each of our subsidiaries and controlled affiliates. The Code of Business Conduct addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading.

Meeting Attendance

Board and Committee Meetings

During 2005, each member of the Board of Directors attended at least 75% of the aggregate meetings (during the periods for which they served) of the Board of Directors and the committees on which they served. In addition to attending meetings, directors also discharge their responsibilities by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

Annual Meeting of Stockholders

We encourage members of the Board of Directors to attend the Annual Meeting. Each of the directors then serving on the Board of Directors attended the 2005 Annual Meeting of Stockholders.

Executive Sessions of the Board

It is the practice of our Board of Directors to have executive sessions where non-employee directors meet on an informal basis at the beginning or end of each regularly scheduled meeting of the Board of Directors. During these executive sessions, directors can meet with and question employees of the Company outside the presence of employee directors or management.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee. Membership on the Board of Directors and each standing committee, as of March 24, 2006, was as follows:

Name	Board		Audit		Compensation		Nominating	Finance

Steven M. Shindler	X	*						X
Steven P. Dussek	X		X		X
Neal P. Goldman	X				X		X
Charles M. Herington	X				X	*	X
Carolyn Katz	X		X	*			X	X
Donald E. Morgan	X							X
John W. Risner	X		X					X
George A. Cope	X				X
John Donovan	X
Total Number of Meetings in 2005	10		13	(1)	7		1	2

*	Chairman

(1)	During 2005, the Audit Committee also held private meetings with PricewaterhouseCoopers LLP.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management and the internal auditors in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the written charter last amended by the Board in February, 2006. The Audit Committee Charter is set forth in Appendix A to this proxy statement.

The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are independent as defined by regulations of the Securities and Exchange Commission and the Nasdaq listing standards. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Steven P. Dussek, Carolyn Katz and John W. Risner each qualifies as an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

The Audit Committee is authorized to engage or consult from time to time, as appropriate, at our expense, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Compensation Committee

The primary responsibilities of the Compensation Committee are to (a) review and approve the compensation of the Chief Executive Officer and other executive officers of the Company, (b) review executive bonus plan allocations, (c) oversee and advise the Board of Directors on the adoption of policies that govern the Company’s compensation programs, (d) oversee the Company’s administration of its equity-based compensation and other benefit plans, and (c) approve grants of stock options and stock awards to directors, officers and employees of the Company under its stock plan. The Compensation Committee’s role includes producing the report on executive compensation required by the rules and regulations of the Securities and Exchange Commission. The

Compensation Committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee operates under a written charter. All members of our Compensation Committee are independent, as defined in the Nasdaq listing standards.

Nominating Committee

The Nominating Committee develops qualifications for director candidates and recommends to the Board of Directors persons to serve as directors of the Company. The Nominating Committee operates under a written charter adopted by the Board in April 2004 and which was included as Appendix A to the Company’s definitive proxy statement for the 2005 Annual Meeting of Stockholders. All members of the Nominating Committee are independent, as defined in the Nasdaq listing standards.

The Nominating Committee has set forth guidelines for the evaluation of potential nominees. These guidelines set forth standards by which potential nominees are to be evaluated, including the following:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

Stockholders entitled to vote for the election of directors may submit candidates for consideration if we receive written notice, in proper form, for each such recommended nominee. If the notice is not written and in proper form, then the Nominating Committee cannot consider the nominee. To be in proper form, the notice must include (1) each nominee’s written consent to be named as a nominee and to serve, if elected, (2) the name and address of the stockholder making the nomination and evidence of share ownership pursuant to the requirements of Rule 14a-8 of the Securities and Exchange Commission relating to stockholder proposals, and (3) information about the person nominated for election conforming with the Securities and Exchange Commission’s biographical requirements for directors. All stockholder nominations should be sent to:

Robert J. Gilker
Vice President, General Counsel and Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

Finance Committee

The Board of Directors established a standing Finance Committee in February 2004. The members of the Finance Committee previously served on the Company’s ad hoc pricing committee, which was created to approve the specific terms of various financing transactions. The primary responsibilities of the Finance Committee are to consult with and provide guidance to management with respect to the Company’s capital requirements and financing efforts. The Board of Directors may also delegate its power to the Finance Committee to approve the pricing and other terms of various financing transactions.

Communications with the Board of Directors

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Vice President, General Counsel and Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Vice President, General Counsel and Secretary will be forwarded to the specified party following its clearance through normal security procedures used for regular mail. The communication will not be opened, but rather will be forwarded unopened to the intended recipient. Stockholder communications to the Board of Directors should be sent to:

Robert J. Gilker
Vice President, General Counsel and Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

Director Compensation

Base Compensation

Each non-employee director receives an annual retainer of $50,000 and a fee of $2,000 per board or $2,000 per committee meeting attended, other than telephonic meetings of less than an hour in duration. In addition, non-employee directors receive the following annual retainer for serving on the specified committees, and the chairman of such committees receives twice the retainer set forth below. All retainers are payable in arrears in quarterly installments.

Audit Committee	$9,000
Compensation Committee	$6,000
Finance Committee	$4,000
Nominating Committee	$4,000

The Company also reimburses directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other related expenses. Directors who are also employees of NII Holdings receive no additional compensation for service as a director or committee member. Certain of the directors and, in one case, a family member of a director participate in the employee phone program that pays the cost of mobile phone services for such participants.

Option Grants

The Company grants each non-employee director 15,000 stock options upon becoming a director. In addition, the Company may grant additional stock options to non-employee directors. The following table contains information concerning grants of stock options to non-affiliate directors during the fiscal year ended December 31, 2005.

2005 Non-affiliate Director Option Grants

		Number of Securities
Director	Grant Date	Underlying Options Granted	Exercise Price($)

George A. Cope	April 27, 2005	20,000	26.20
Steven P. Dussek	April 27, 2005	20,000	26.20
Charles M. Herington	April 27, 2005	20,000	26.20
Carolyn Katz	April 27, 2005	20,000	26.20
John W. Risner	April 27, 2005	20,000	26.20

EXECUTIVE COMPENSATION

In the table and discussion below, we summarize the compensation earned during the last three fiscal years by: (1) our chief executive officer and (2) each of our four other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 2005, collectively referred to as the “named executive officers.”

The equity awards reflected in the table below include stock options that were granted by us under our 2004 Incentive Compensation Plan.

Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation Awards
							Securities
				Other Annual		Restricted Stock	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation(1)		Awards($)(2)	Options(#)	Compensation($)(3)

Steven M. Shindler	2005	568,563	514,976	—		—	300,000	8,400
Chief executive officer	2004	517,000	484,000	—		3,794,000	400,000	8,000
	2003	413,500	384,560	—		—	—	8,000
Lo van Gemert	2005	387,656	263,340	—		—	200,000	8,400
President and chief	2004	369,734	247,500	—		2,845,500	260,000	6,250
operating officer	2003	350,125	244,215	—		—	—	5,747
Byron R. Siliezar	2005	346,306	235,250	—		—	150,000	8,400
Vice president and	2004	323,094	221,100	—		1,897,000	200,000	8,000
chief financial officer	2003	284,281	198,289	—		—	—	8,000
Jose Felipe	2005	343,891	206,611	387,948	(4)	—	150,000	8,400
President, Nextel	2004	321,636	186,875	348,943	(4)	1,138,200	160,000	4,502
Cono Sur	2003	294,882	174,383	338,271	(4)	—	90,000	5,548
Robert J. Gilker	2005	325,631	221,206	—		—	88,000	8,400
Vice president and	2004	308,094	207,900	—		1,403,780	125,000	8,000
general counsel	2003	284,281	198,289	—		—	—	8,000

(1)	Except as otherwise indicated, the dollar value of perquisites and other personal benefits received by each of the named executive officers did not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus reported for any named individual.

(2)	The 2004 amounts in this column are the dollar values, based on the $18.97 closing price of a share of common stock on April 28, 2004, as reported on the NASDAQ National Market, of the following number of shares of restricted stock awarded on such date to the named executive officers: Mr. Shindler — 200,000; Mr. van Gemert — 150,000; Mr. Siliezar — 100,000; Mr. Felipe — 60,000; and Mr. Gilker — 74,000. The closing price on April 28, 2004 and the number of shares of restricted stock awarded have been adjusted to reflect the two-for-one stock split paid on November 21, 2005. The restricted stock vests on April 28, 2007, the third anniversary of the grant date. The aggregate number of shares of restricted stock held by each of the named executive officers on December 31, 2005, and the dollar value of such shares on such date based on the $43.68 closing price of a share of our common stock, as reported on the NASDAQ National Market, were as follows: Mr. Shindler — 200,000, $8,736,000; Mr. van Gemert — 150,000, $6,552,000; Mr. Siliezar — 100,000, $4,368,000; Mr. Felipe — 60,000, $2,620,800; and Mr. Gilker — 74,000, $3,232,320.

(3)	Unless otherwise indicated, amount represents employer 401(k) matching contributions.

(4)	Each amount includes a housing allowance, utilities reimbursements, a foreign services premium, foreign tax gross-ups and personal travel costs reimbursements to Mr. Felipe as follows:

	Housing	Foreign Services	Foreign Taxes	Personal
Year	and Utilities	Differential	Gross-Ups	Travel Costs	Total

2005	$72,898	$240,973	$2,340	$71,737	$387,948
2004	63,640	240,562	2,216	42,525	348,943
2003	63,841	230,520	16,013	27,897	338,271

Option Grants in Fiscal Year 2005

The following table contains information concerning grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2005. No stock appreciation rights (SARs) were granted during fiscal year 2005, and there are no outstanding SARs.

	Individual Grants
		% of Total
	Number of	Options			Potential Realized Value at
	Securities	Granted to	Exercise		Assumed Annual Rates of
	Underlying	Employees	or Base		Stock Price Appreciation for
	Options	in Fiscal	Price	Expiration	Option Term
Name	Granted(#)(1)	Year	($/Sh)(2)	Date(3)	5%($)(4)	10%($)(4)

Steven M. Shindler	300,000	4.27	26.20	4/27/2015	4,943,112	12,526,816
Lo van Gemert	200,000	2.85	26.20	4/27/2015	3,295,408	8,351,210
Byron R. Siliezar	150,000	2.14	26.20	4/27/2015	2,471,556	6,263,408
Jose Felipe	150,000	2.14	26.20	4/27/2015	2,471,556	6,263,408
Robert J. Gilker	88,000	1.25	26.20	4/27/2015	1,449,979	3,674,533

(1)	The options granted to the named executive officers contain a provision whereby the right to exercise such options vests at a rate of 25% of the aggregate number of shares of common stock of the Company covered by such options on each of the first four successive anniversary dates of the date of grant.

(2)	The exercise price for the options listed in the table was the closing price of a share of our common stock, as reported on the NASDAQ National Market, on April 27, 2005, which was the date of grant. The exercise price may be paid in cash, in shares of common stock of the Company valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all required withholding and other deductions.

(3)	The options listed in the table expire ten years from the date of grant. An earlier expiration date may apply in the event of the optionee’s termination of employment, retirement, death or disability.

(4)	The potential realized value is based on the difference between the exercise price compounded annually over the ten year option term at 5% and 10% and the exercise price, times the number of shares.

Aggregated Option Exercises in Fiscal Year 2005 and Year-End Option Values

In the table below, we list information on the exercise of options during the year ended December 31, 2005, and the unexercised option values as of December 31, 2005, for each of the named executive officers.

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired on	Value	at Fiscal Year-End		at Fiscal Year-End($)(2)
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven M. Shindler	790,000	21,472,915	120,000	600,000	5,191,608	12,657,000
Lo van Gemert	605,000	16,872,209	—	395,000	—	8,314,450
Byron R. Siliezar	410,000	11,576,904	—	300,000	—	6,328,500
Jose Felipe	310,000	8,044,014	—	279,000	—	5,939,190
Robert J. Gilker	180,000	5,219,470	91,250	181,750	3,367,992	3,854,803

(1)	The value realized represents the difference between the exercise price of the option and the fair market value of the Company’s common stock on the date of exercise, times the number of shares acquired upon exercise.

(2)	The value of the unexercised in-the-money options is based on the closing price of NII Holdings’ common stock as reported by the NASDAQ National Market System on December 31, 2005, which was $43.68 per share, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2005, with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of Securities
	To Be Issued Upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available For
	Outstanding Options,	Outstanding Options,	Future Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders 2004 Incentive Compensation Plan	10,668,524	$23.78	26,538,904	(2)
Equity compensation plans not approved by stockholders 2002 Management Incentive Plan(3)	601,695	$3.48	0	(4)
Total

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The 2004 Incentive Compensation Plan permits the grant of one or more of the following awards: options, stock appreciation rights (“SAR”), stock awards, performance stock awards, incentive awards and stock units. As of December 31, 2005, up to 39,889,712 shares of common stock were authorized for issuance under the 2004 Incentive Compensation Plan. The number of shares authorized to be issued under the 2004 Incentive Compensation Plan will be reduced by 1 share of common stock for each share of common stock issued pursuant to a stock option or SAR and by 1 1/2 shares of common stock for each share of common stock issued pursuant to all other awards.

(3)	The 2002 Management Incentive Plan, which we refer to as the 2002 MIP, was adopted pursuant to the Revised Third Amended Joint Plan of Reorganization and became effective on November 12, 2002. The 2002 MIP provides equity and equity-related incentives to directors, officers or key employees of, and consultants to, NII Holdings up to a maximum of 13,333,332 shares of common stock subject to adjustments. The 2002 MIP is administered by NII Holdings’ Board of Directors. The 2002 MIP provides for the issuance of options for the purchase of shares of common stock, as well as grants of shares of common stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by NII Holdings for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The 2002 MIP also provides for the issuance to non-affiliate directors, officers or key employees of, and consultants to, NII Holdings of stock appreciation rights whose value is tied to the market value per share, as defined in the 2002 MIP, of the common stock, and performance units which entitle the recipients to payments upon the attainment of specified performance goals. The 2002 MIP provides for the issuance of incentive stock options in compliance with Section 422 of the Internal Revenue Code, as well as “non-qualified” options which do not purport to qualify for treatment under Section 422. All options issued under the 2002 MIP vest as determined by the Board of Directors.

(4)	In 2004, the Board of Directors recommended, and the stockholders approved, the 2004 Incentive Compensation Plan to succeed the 2002 MIP. As a result, no shares are available for any future awards or grants under the 2002 MIP.

Severance Plans

Change of Control Severance Plan

Each of our named executive officers participates in our change of control severance plan. Under this Company plan, if we terminate an executive officer’s employment without cause (as defined in the plan) after a change in control within the earlier of eighteen months or death (as defined in the plan) of NII Holdings, or if the executive officer terminates his employment during this period for good reason (as defined in the plan), then that executive officer will receive an amount equal to (i) a multiple of either 200% or 250% of that individual’s base salary and that individual’s target bonus for the year, (ii) the cost of providing outplacement assistance through an outside management assistance service for a period of six months, and (iii) if applicable, a gross-up payment (as defined in the plan), and the individual’s insurance and medical benefits will be continued for eighteen months from termination. Any amounts payable to the executive officer in accordance with the preceding sentence shall be reduced by any cash severance payable pursuant to any other Company severance plan.

Severance Plan

Each of our named executive officers participates in our severance benefits plan. Under this plan, in the event of a specified involuntary separation of employment that is intended to be permanent, as defined in the plan, each executive officer will receive severance pay equal to nine months annual earnings, as defined in the plan, plus one month of annual earnings for each full or partial year of service to us, up to a maximum of 12 months annual earnings. In addition, these executives would receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to the prorated portion of the annual bonus payment for the period ending on that executive’s termination.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors reviews and establishes the salary and other compensation of the Company’s executive officers, including the named executive officers. The Committee consists entirely of independent directors who are not officers or employees of the Company.

Compensation Philosophy and Practice

The Compensation Committee has adopted a pay-for-performance policy for executive officers that focuses on an executive officer’s total compensation, including cash and non-cash compensation, from all sources. The Committee’s compensation philosophy is to provide our executive officers with competitive levels of base salary, annual cash incentives based on performance objectives and long-term equity incentives, each of which is comparable to market levels of compensation as determined by the Committee.

The objectives of the Company’s executive compensation policies are the following:

•	align executive pay with stockholders’ interest;

•	recognize individual initiative and achievements;

•	attract and retain highly qualified executives; and

•	unite the entire executive management team to a common objective.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

Base Salary:  The Committee’s policy is to provide a base salary for executives that is comparable to market levels of compensation as determined by the Committee and that reflects the executive’s corporate level of responsibility and individual performance.

Annual Cash Bonus Award:  Executives have the opportunity to earn an annual bonus up to a predetermined percentage of base salary based on achievement of operating company or consolidated performance goals. While the bonus award varies from one executive to another depending on level of responsibility and which entity is being measured, the measurements are the same and all executives are provided incentives to exceed the Company’s or their operating company’s annual objectives and targets approved by the Board. In addition to promoting the achievement of corporate performance goals, the bonus awards are designed to align the interests of senior management into a common objective.

Stock-Based Incentives:  The Company has one equity-based incentive plan, the 2004 Incentive Compensation Plan, which was adopted by the Board and approved by the stockholders in 2004 to replace the 2002 Management Incentive Plan, which had been adopted in connection with the Company’s emergence from Chapter 11 reorganization in November 2002. The primary objective of issuing stock-based incentives is to encourage significant investment in stock ownership by management and to provide long-term financial rewards linked directly to the market performance of the Company’s stock. The Committee believes that significant ownership of stock by senior management achieves the purpose of aligning the interests of management and the stockholders. In furtherance of these goals, the Committee in April 2005 made grants of stock options to executive officers, including each of the named executive officers, pursuant to the 2004 Incentive Compensation Plan.

Stock Ownership Program:  In October 2004, the Company adopted an executive target ownership program that requires members of executive management who were granted restricted stock in 2004 to attain certain stock ownership levels, and therefore maintain a vested interest in the equity performance of the Company. Over a five-year period, the executives covered by the program are expected to reach certain ownership levels based on specific share targets per executive officer level.

How Executive Pay Levels are Determined

The Compensation Committee annually, or more frequently, reviews the Company’s executive compensation program. To assist it, the Compensation Committee hired AON Consulting as its independent executive compensation consultant. All decisions by the Compensation Committee relating to the compensation of the Company’s senior management are reported to the full Board.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, as well as the appropriate mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	the Company’s financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•	the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of Company operations for which the executive is personally responsible and accountable;

•	historical cash and equity compensation levels; and

•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Committee, with assistance from its executive compensation consultants. The peer group used for comparison purposes focuses principally on public companies in the telecommunications or related industries. The Committee may also review data from published compensation surveys or from companies of similar size in other industry sectors.

The Committee considers the recommendations of the chairman and chief executive officer in evaluating the compensation of other executive officers of the Company.

Compensation of our Chairman and Chief Executive Officer

After a review and evaluation by the Committee of Mr. Shindler’s personal performance in light of his management responsibilities, the Company’s financial performance in 2004, his past compensation for service as chairman and chief executive officer and the competitiveness of his annual base salary to those of other chief executive officers of comparable companies, Mr. Shindler’s base salary was set at $574,750, effective April 1, 2005.

Mr. Shindler also received a cash bonus of $514,976 for fiscal year 2005 under the Company’s 2005 Bonus Plan. His annual incentive bonus was based on the achievement of 112% of the targets set forth in the 2005 Bonus Plan based on the following performance criteria:

•	consolidated EBITDA;

•	consolidated net subscriber additions; and

•	not exceeding the approved capital budget target.

On April 26, 2005, the Committee made an award to Mr. Shindler under the 2004 Incentive Compensation Plan of stock options exercisable for 300,000 shares of Company common stock. The stock options vest 25% per year over a four year period following the date of the award. In determining the amount of Mr. Shindler’s equity compensation award, the Committee evaluated the same factors used in determining Mr. Shindler’s base salary as well as the relative mix of cash and equity-based compensation to be paid to Mr. Shindler for 2005.

Tax Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause grants and awards under the 2004 Incentive Compensation Plan to be performance-based. The Company intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of the Company. Since corporate objectives may not always be consistent with the requirements of full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). The Compensation Committee currently believes that the Company should be able to continue to manage its executive compensation program for named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Compensation Committee

Charles M. Herington, Chairman
George A. Cope
Steven P. Dussek
Neal P. Goldman

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries, except that Steven P. Dussek served as the Company’s chief executive officer from 1999 until 2000 and as its president and chief operating officer from March 1999 until September 1999. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of March 1, 2006.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

FMR Corp.(2)	20,966,378	13.8%
82 Devonshire Street Boston, Massachusetts 02109
Sprint Nextel Corporation(3)	14,712,128	9.7%
Nextel Communications, Inc. Unrestricted Subsidiary Funding Company
2001 Edmund Halley Drive Reston, Virginia 20191
LMM, LLC(4)	13,188,800	8.7%
Legg Mason Capital Management, Inc.
100 Light Street Baltimore, Maryland 21202

(1)	Based on 152,147,641 shares of Common Stock issued and outstanding on March 1, 2006.

(2)	According to a Schedule 13G/A3 filed with the Securities and Exchange Commission on February 14, 2006, FMR Corp. reported that it, through its wholly owned subsidiaries, has sole power to vote 769,976 shares and to dispose of 20,966,378 shares of the Company’s common stock. Of that amount, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp., in its role as investment adviser to various investment companies, is the beneficial owner of 20,388,688 shares of the Company’s common stock. Through their control of Fidelity, Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp. each have sole power to dispose of, but not to vote, the 20,388,688 shares beneficially owned by Fidelity. Fidelity Management Trust Company (“Fidelity Management”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 214,800 shares of the Company’s common stock as a result of its serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. each has sole dispositive and voting power over the 214,800 shares beneficially owned by Fidelity Management. Members of the Edward C. Johnson 3d family own approximately 49% of the voting power of FMR Corp. and are subject to a voting agreement, which together may make them a controlling group of FMR Corp. Fidelity International Limited (“Fidelity International”), a former subsidiary of Fidelity, is the beneficial owner of, and has the sole power to vote and dispose of, 362,800 shares of the Company’s common stock. A partnership controlled by Edward C. Johnson 3d and members of his family controls approximately 38% of the voting stock of Fidelity International. FMR Corp and Fidelity International do not believe they are required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation, but have voluntarily reported the ownership on a joint basis.

(3)	According to a Schedule 13G/A2 filed with the Securities and Exchange Commission on August 22, 2005, Nextel Communications, as the sole stockholder of USFCo, may be deemed to be the beneficial owner of all shares beneficially owned by USFCo, which constitute an aggregate of 16,331,106 shares of the Company’s common stock, as well as the 8,381,022 shares Nextel Communications owns directly. As a result, Nextel Communications may be deemed to be the beneficial owner of all of the foregoing shares, constituting an aggregate of 24,712,128 shares of the Company’s common stock. Nextel Communications has shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of, the 16,331,106 shares owned directly by USFCo. In addition, Nextel Communications has sole voting and dispositive power with respect to the 8,381,022 shares it owns directly. Sprint Nextel, as the ultimate parent entity of Nextel Communications and USFCo, may be deemed to be the beneficial owner of an aggregate of 24,712,128 shares of the Company’s common stock. The number of shares of Company common stock reflected in the table above reflects the 24,712,128 shares identified in the above referenced Schedule 13G/A2, minus 10,000,000 shares of Company common stock sold on September 13, 2005.

(4)	According to a Schedule 13G/A3 filed with the Securities and Exchange Commission on February 14, 2006, Legg Mason Capital Management, Inc. (“Legg Mason Capital”) and LMM, LLC through Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc. and managed by LMM, LLC, reported, as a group, shared voting and dispositive power over 13,188,800 shares of the Company’s common stock. More specifically, Legg Mason Capital and LMM, LLC each reported shared voting and dispositive power over, 6,188,800, and 7,000,000 shares of the Company’s common stock, respectively.

Securities Ownership of Management

In the table and the related footnotes below, we list, as of March 1, 2006, except as otherwise stated, the amount and percentage of shares of our common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each person who served as one of our directors as of that date;

•	each of the named executive officers; and

•	all directors and named executive officers as a group.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)

George A. Cope	12,500	(3)	*
John Donovan	—		—
Steven P. Dussek	18,000	(3)	*
Jose Felipe	166,500	(3)(4)	*
Robert J. Gilker	231,500	(3)(4)	*
Neal P. Goldman	—		—
Charles M. Herington	45,910	(3)	*
Carolyn Katz	45,000	(3)	*
Donald E. Morgan	—		—
John W. Risner	42,000	(3)	*
Steven M. Shindler	614,080	(3)(4)	*
Byron R. Siliezar	201,500	(3)(4)	*
Lo van Gemert	285,000	(3)(4)	*
All directors and executive officers as a group (21 persons)	2,385,940	(3)(4)	1.57%

*	Less than one percent (1%)

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.

(2)	Based on 152,147,641 shares of Common Stock issued and outstanding on March 1, 2006.

(3)	Includes shares of common stock that could be acquired through the exercise of stock options within 60 days after March 1, 2006 as follows: Mr. Cope 12,500; Mr. Dussek 18,000; Mr. Felipe 86,500; Mr. Gilker 144,500; Mr. Herington 42,000; Ms. Katz 27,000; Mr. Risner 19,500; Mr. Shindler 295,000; Mr. Siliezar 87,500; Mr. van Gemert 115,000; and 1,219,250 held by all directors and executive officers as a group.

(4)	Includes restricted shares of common stock as follows: Mr. Felipe 60,000; Mr. Gilker 74,000; Mr. Shindler 200,000; Mr. Siliezar 100,000; Mr. van Gemert 150,000; and 874,000 held by all directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2005, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act, except for the following: Charles M. Herington inadvertently filed late a report on Form 4 covering the acquisition of common stock in May 2005, Daniel E. Freiman inadvertently filed late a report on Form 4 covering the grant of restricted stock in December 2005, Roberto Peon inadvertently filed late a report on Form 4 covering the grant of stock options and restricted stock in January 2006, John Donovan inadvertently filed late a report on Form 4 covering the grant of stock options in February 2006, John W. Risner inadvertently filed late a report on Form 5 covering a gift of common stock he made in December 2005 and Steven M. Shindler inadvertently filed late a report on Form 5 covering a gift of common stock he made in December 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nextel Communications, Inc.

Following Nextel Communications’ sale of 18,000,000 shares of our common stock on November 13, 2003, Nextel Communications owned 24,712,128 shares of our common stock, either directly or indirectly, which represented approximately 17.9% and 17.7% of our issued and outstanding shares of common stock as of December 31, 2003 and 2004, respectively.

Following Nextel Communications’ sale of 10,000,000 shares of our common stock on September 7, 2005, Nextel Communications owned, as of December 31, 2005, either directly or indirectly, 14,712,128 shares of our common stock, which represents approximately 9.7% of our issued and outstanding shares of common stock.

The following are descriptions of other significant transactions consummated with Nextel Communications on November 12, 2002 under our confirmed plan of reorganization.

Spectrum Use and Build-Out Agreement

On November 12, 2002, we entered into a spectrum use and build-out agreement with Nextel Communications. Under this agreement, certain of our subsidiaries committed to complete the construction of our network in the Baja region of Mexico in exchange for proceeds from Nextel Communications of $50.0 million, of which $25.0 million was received in each of 2002 and 2003. We recorded the $50.0 million as deferred revenues. We commenced service on our network in Baja Mexico in September 2003. As a result, during 2005, we recognized $3.2 million in revenues related to this arrangement.

Tax Cooperation Agreement

We had a tax sharing agreement with Nextel Communications, dated January 1, 1997, which was in effect through November 11, 2002. On November 12, 2002, we terminated the tax sharing agreement and entered into a tax cooperation agreement with Nextel Communications under which we and Nextel Communications agreed to retain, for 20 years following the effective date of our plan of reorganization, books, records, accounting data and other information related to the preparation and filing of consolidated tax returns filed for Nextel Communications’ consolidated group.

Amended and Restated Overhead Services Agreement

We had an overhead services agreement with Nextel Communications in effect through November 11, 2002. On November 12, 2002, we entered into an amended and restated overhead services agreement, under which Nextel Communications will provide us, for agreed upon service fees, certain (i) information technology services, (ii) payroll and employee benefit services, (iii) procurement services, (iv) engineering and technical services, (v) marketing and sales services, and (vi) accounts payable services. Either Nextel Communications or we can terminate one or more of the other services at any time with 30 days advance notice. Effective January 1, 2003, we no longer use Nextel Communications’ payroll and employee benefit services, procurement services or accounts payable services. During fiscal year 2005, we did not utilize the overhead services agreement and, effective February 15, 2006, we terminated in its entirety the overhead services agreement with Nextel Communications.

Third Amended and Restated Trademark License Agreement

On November 12, 2002, we entered into a Third Amended and Restated Trademark License Agreement with Nextel Communications, which superseded a previous trademark license agreement. Under the new agreement, Nextel Communications granted to us an exclusive, royalty-free license to use within Latin America, excluding Puerto Rico, certain trademarks, including but not limited to the mark “Nextel.” The license continues indefinitely unless terminated by Nextel Communications upon 60 days notice if we commit any one of several specified defaults and fail to cure the default within a 60 day period. Under a side agreement, until the sooner of November 12, 2007 or the termination of the new agreement, Nextel Communications agreed to not offer iDEN service in Latin America, other than in Puerto Rico, and we agreed to not offer iDEN service in the United States.

Standstill Agreement

As part of our Revised Third Amended Joint Plan of Reorganization, we entered into a Standstill Agreement with Nextel Communications and certain of our noteholders pursuant to which Nextel Communications and its affiliates agreed not to purchase (or take any other action to acquire) any of our equity securities, or other securities convertible into our equity securities, that would result in Nextel Communications and its affiliates holding, in the aggregate, more than 49.9% of the equity ownership of us on a fully diluted basis, which we refer to as the “standstill percentage,” without prior approval of a majority of the non-Nextel Communications members of the Board of Directors. We agreed not to take any action that would cause Nextel Communications to hold more than 49.9% of our common equity on a fully diluted basis. If, however, we take action that causes Nextel Communications to hold more than 49.9% of our common equity, Nextel is required to vote all shares in excess of the standstill percentage in the same proportions as votes are cast for such class or series of our voting stock by stockholders other than Nextel Communications and its affiliates.

During the term of the Standstill Agreement, Nextel Communications and its controlled affiliates have agreed not to nominate to our Board of Directors, nor will they vote in favor of the election to the Board of Directors, any person who is an affiliate of Nextel Communications if the election of such person to the Board of Directors would result in more than two affiliates of Nextel Communications serving as directors. Nextel Communications has also agreed that if at any time during the term of the Standstill Agreement more than two of its affiliates are directors, Nextel Communications will use its reasonable efforts to cause such directors to resign to the extent necessary to reduce the number of directors on our Board of Directors that are affiliates of Nextel Communications to two.

Registration Rights Agreement

In connection with our emergence from Chapter 11 reorganization in November 2002, we entered into a Registration Rights Agreement with Nextel Communications and certain of our other security holders. Under the terms of the Registration Rights Agreement, we agreed to register with the Securities and Exchange Commission, in the aggregate, 68,767,698 shares of our common stock and $98,219,990 principal amount of our 13% senior secured discount notes due 2009, of which Nextel Communications owned 42,712,128 shares of the common stock and $50,900,000 principal amount of the notes. In accordance with the Registration Rights Agreement and the related registration statement, Nextel Communications sold 18,000,000 and 10,000,000 shares of common stock in a fully underwritten registered offering in November 2003 and September 2005, respectively. During 2004, we purchased or defeased all of our 13% senior secured discount notes due 2009.

inCode

On February 14, 2006, we elected Mr. John Donovan, President and Chief Executive Officer of inCode, a wireless business and technology consulting company, to our Board of Directors in order to fill a vacancy. During 2005, we paid inCode approximately $0.2 million to perform various consulting services for us.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on our common stock from our listing on the Over-the Counter Bulletin Board on November 20, 2002, our move to the NASDAQ National Market on February 28, 2003, through December 31, 2005, with the cumulative total stockholder return on the NASDAQ 100 Index and the Company-constructed Peer Group Index. The Peer Group Index tracks the price (weighted by market capitalization) of the common stock of the following companies that we consider market competitors: America Movil, S.A. de C.V., Grupo Iusacell S.A. de C.V., Telefonica Moviles, S.A. and Telesp Celular Participacoes SA. The graph assumes an initial investment of $100 on November 20, 2002 in our common stock and in each of the comparative indices, and that all dividends were reinvested.

		Period Ended
Index	11/20/02	12/31/02	12/31/03	12/31/04	12/31/05
NII Holdings, Inc.	100.00	139.05	883.20	1,684.62	3,101.54
NASDAQ 100 Index	100.00	88.20	131.53	145.26	147.75
Peer Group Index	100.00	93.91	157.30	209.25	219.05

PROPOSAL II

APPROVAL OF AMENDMENT TO OUR RESTATED

CERTIFICATE OF INCORPORATION

The Board of Directors has approved, and recommends that our stockholders approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock that we would have the authority to issue from 300,000,000 to 600,000,000 shares.

This change requires stockholder approval and, as a result, we are presenting the amendment to our Restated Certificate of Incorporation, in its entirety, for stockholder approval. The complete text of the amendment to our Restated Certificate of Incorporation is attached to this Proxy Statement as Appendix B.

Purposes and Effects of the Increase in Number of Authorized Shares of Common Stock

Of the 300,000,000 shares of common stock currently authorized, as of March 1, 2006, 152,147,641 shares were issued and outstanding. The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. No holder of common stock has any preemptive rights. We have no plans for the issuance of any shares of common stock at the present time, except in connection with employee benefit plans.

On October 27, 2005, we announced a two-for-one stock split of our common stock to be effected in the form of a stock dividend. The stock dividend was paid on November 21, 2005 to stockholders of record as of November 11, 2005. After giving effect to the common stock split, on March 1, 2006, we had 36,392,619 shares reserved for issuance upon exercise of outstanding stock options and upon conversion of our convertible notes and 26,538,904 shares available to be granted under the 2004 Incentive Compensation Plan. Therefore, after excluding the reserved shares and the shares available for grant under the 2004 Incentive Compensation Plan, we had less than 85,000,000 authorized shares of common stock available for issuance on March 1, 2006.

The Board of Directors believes that an increase in the number of shares of authorized common stock as contemplated by the amendment to our Restated Certificate of Incorporation would benefit us and our stockholders by giving us needed flexibility in our corporate planning and in responding to developments in our business, including possible acquisition transactions, financings, stock splits or stock dividends and other general corporate purposes. Having such authorized shares available for issuance in the future would give us greater flexibility and allow shares of common stock to be issued without the expense and delay of a special stockholders’ meeting.

Unless otherwise required by applicable law or regulation, the shares of common stock to be authorized in the amendment to our Restated Certificate of Incorporation will be issuable without further stockholder action and on such terms and for such consideration as may be determined by the Board of Directors. However, the Nasdaq National Market, on which our common stock is listed, currently requires stockholder approval as a prerequisite to listing shares in several instances, including acquisition transactions, where the present or potential issuance of shares could result in an increase of 20 percent or more in the number of shares of common stock outstanding.

The Board of Directors could use the additional shares of common stock to discourage an attempt to change control of us by selling a substantial number of shares of our common stock to persons who have an arrangement with us concerning the voting of such shares or by distributing common stock or rights to receive such stock to the stockholders, even though a change in control might be perceived as desirable by some stockholders. The Board of Directors, however, has no present intention of issuing any shares of common stock or rights to acquire common stock for such purposes, and there are no arrangements with any person for the purchase of shares of common stock in the event of an attempted change of control.

Vote Required

The amendment to our Restated Certificate of Incorporation must be approved by the record holders of a majority of the outstanding shares of common stock entitled to vote on the amendment. Abstentions and broker “non-votes” will have the same effect as a vote against the proposal.

Our Board of Directors recommends a vote “FOR” the proposed amendment to our Restated Certificate of Incorporation.

AUDIT INFORMATION

PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2004.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our principal accountant for each of the last two fiscal years.

Audit Fees

The aggregate amount of fees billed and expected to be billed to the Company by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 were $4,924,000 and $7,204,000, respectively. Separately, the amount of fees billed by PricewaterhouseCoopers LLP related to the restatement detected during the 2004 audit of the Company’s consolidated financial statements for the year ended December 31, 2003 and the 2003 and 2004 quarterly financial statements was $1,131,000. Additional fees related to the restatement billed in 2005 were approximately $65,000.

Expenses billed to the Company by PricewaterhouseCoopers LLP related to the years ended December 31, 2004 and 2005 were approximately $140,000 and $150,000, respectively. Additionally, expenses billed related to the aforementioned restatement process were approximately $37,000.

Audit fees consist of those fees rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports and for services normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters or attest services.

Audit Related Fees

The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services for assurance and related services that are reasonably related to the review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2004 and December 31, 2005 were $455,000 and $411,000, respectively. The fees billed by PricewaterhouseCoopers LLP included fees for consultations on accounting and reporting standards in 2004 and 2005, Sarbanes-Oxley implementation in 2004 and financial and tax due diligence services in 2004 and 2005. Expenses billed to the Company by PricewaterhouseCoopers LLP related to the years ended December 31, 2004 and 2005 were approximately $0 and $34,000, respectively.

Tax Fees

The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services for tax compliance, tax advice, tax planning, transfer pricing and ex-patriate tax services for the fiscal years ended December 31, 2004 and December 31, 2005 were $1,101,000 and $659,000, respectively. Tax fees consist of those fees billed by the independent registered public accounting firm’s tax department, except those services related to the audit. Expenses billed to the Company by PricewaterhouseCoopers LLP related to the years ended December 31, 2004 and 2005 were approximately $1,000 in both years.

All Other Fees

The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for services other than those described above for the fiscal years ended December 31, 2004 and December 31, 2005 were $3,000 and $13,000, respectively. All other fees are those fees billed for permitted services other than the services described above. There were no expenses billed to the Company by PricewaterhouseCoopers LLP related to the years ended December 31, 2004 and 2005.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committee that the Company’s independent registered public accounting firm may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is eighteen months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee has delegated its pre-approval authority to Carolyn Katz, the chairwoman of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, Treasurer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Board of Directors has adopted a written audit committee charter. In addition, all members of our Audit Committee are independent, as defined in the Nasdaq listing standards.

The Audit Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited financial statements contained in our annual report on Form 10-K for the fiscal year ended December 31, 2005. The Audit Committee has also discussed with our independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP their independence.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2005 filed with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

Carolyn Katz, Chairman
Steven P. Dussek
John W. Risner

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, served as our independent registered public accounting firm for the fiscal year ended December 31, 2005, and has been selected by the Audit

Committee to serve as our independent registered public accounting firm for the current fiscal year. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Although our Amended and Restated Bylaws do not require stockholder ratification or otherwise, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The Board of Directors recommends that the shareholders vote “FOR” the Proposal for Ratification of the Appointment of PricewaterhouseCoopers LLP.

PROPOSAL IV

APPROVAL OF PROPOSAL FOR ADJOURNMENT

Due to the voting requirements on one or more proposals that we are presenting to stockholders for approval at the Annual Meeting, we have included an additional proposal with respect to the adjournment of the Annual Meeting. It is possible that we may not receive by the date of the Annual Meeting a sufficient number of votes to (i) constitute a quorum for the conduct of business or (ii) approve one or more proposals being presented. In either event, we would consider adjourning the Annual Meeting to a later date or dates in order to permit the further solicitation of proxies. Accordingly, we are submitting the question of adjournment to our stockholders as a separate proposal for their consideration, if necessary, in order to allow proxies that we have received at the time of the Annual Meeting to be voted for an adjournment.

Upon any adjournment of the Annual Meeting, no written notice of such adjourned meeting is required to be given to stockholders if an announcement is made at the Annual Meeting of the place, date and time to which the Annual Meeting is adjourned, the adjournment is for no more than thirty days and no new record date is fixed for the adjourned meeting.

Vote Required

The Proposal for Adjournment must be approved by the affirmative vote of a majority of the votes of holders of record of the Company’s common stock present at the meeting and entitled to vote on the proposal. Abstentions and broker “non-votes” will have the same effect as a vote against the proposal.

The Board of Directors recommends that the shareholders vote “FOR” the Proposal for Adjournment.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2007 Annual Meeting must be forwarded in writing and received at our principal executive office at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191 no later than November 24, 2006, directed to the attention of our Vice President and General Counsel, for consideration for inclusion in our proxy statement for that Annual Meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2007 Annual Meeting, if that stockholder fails to notify our Vice President, General Counsel and Secretary in the manner set forth above no later than February 7, 2007, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2007 meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2007 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and Delaware law.

IMPORTANT

To assure your representation and a quorum for the transaction of business at the Annual Meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll free number or visiting the website listed on the proxy card if you are eligible to do so.

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY: (1) WRITING TO NII HOLDINGS, INC., 10700 PARKRIDGE BOULEVARD, SUITE 600, RESTON, VIRGINIA 20191, ATTENTION: VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OR (2) BY CONTACTING OUR INVESTOR RELATIONS DEPARTMENT AT 703-390-5113. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

Appendix A

NII HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

Mission

The Audit Committee (the “Committee”) is a committee of the Company’s Board of Directors (the “Board”). Its mission is to assist the Board in fulfilling its oversight responsibilities by assessing and monitoring the Company’s financial information, potential financial, legal and regulatory exposures, systems of internal controls and the independence and performance of the Company’s internal and external auditors.

Membership

The Committee shall be elected by the Board of Directors and shall consist of at least three Directors (including a Committee Chairperson) all of whom shall be “independent” as defined by federal securities law and the listing requirements of the Nasdaq Stock Market and any securities exchanges on which the Company’s securities are listed. The duties and responsibilities of a member of the Committee are in addition to those duties assumed as a member of the Board of Directors. At least one member of the Committee shall have a financial/accounting background and qualify as an “expert” in accounting matters as defined by the Securities and Exchange Commission.

Meetings

The Committee shall meet at least four times per year (usually in conjunction with regularly scheduled meetings of the Board of Directors) and shall maintain minutes of each meeting. In addition to the members of the Committee, the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Internal Auditor, General Counsel and independent public accountants shall attend all regular meetings of the Committee. Other persons may be invited to attend as appropriate. During each of the regular meetings, the Committee members shall meet separately with the Company’s independent public accountants with no members of management present. The Committee shall report to the Board on the major items covered at each Committee meeting and shall make recommendations to the Board and management as appropriate.

Primary Responsibilities

Independent Auditors

•	Appoint and establish the compensation of the Company’s independent auditors, and oversee their work.

•	Approve in advance and periodically review all audit and non-audit services to be performed by the Company’s independent auditors.

•	Review, confirm and assure the independence of the independent accountants by reviewing non-audit services performed by external accountants. Annually obtain a signed independence letter from the independent auditors.

•	Review with the Company’s Chief Financial Officer and the independent public accountants the audit scope and audit plan of the independent public accountants. Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

•	Resolve disagreements between management and the Company’s independent public accountants regarding financial reporting.

•	Facilitate communication between the independent public accountants and the Board.

•	Evaluate annually the performance of the independent auditor and whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

Financial Reporting

•	Oversee financial reporting processes of the Company with a view to the fulfillment of its responsibilities for the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles in the United States (US GAAP) and SEC regulations.

•	Periodically review and discuss with management and the independent public accountants the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. Review any off-balance sheet structures on the Company’s financial statements. When appropriate, the Committee will consider the effect of alternative GAAP methods on the Company’s financial statements.

•	Review with the Company’s General Counsel legal, environmental and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•	At least annually review and approve the procedures established by the Company for collecting and processing information required to be included in its periodic reports filed with the Securities and Exchange Commission.

•	Review the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, related earnings press releases, and discuss such reports with management and the Company’s independent public accountants prior to their respective filing with the SEC. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

•	Review with management and the independent public accountants at the completion of the annual audit:

•	The independent public accountant’s audit of the Company’s financial statements and the report thereon including recommended changes in reporting policies or internal controls.

•	Assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

•	Any significant changes required in the independent public accountant’s audit plan.

•	Any significant difficulties or disputes with management during the course of the audit.

•	Any Summary of Aggregated Deficiencies schedule (SAD) provided by the auditor and the Company’s response to that letter.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Other matters related to the audit which is to be communicated to the Committee under generally accepted auditing standards.

•	Review with the Board of Directors the results of the annual audit including the scope, effectiveness and cost of the audit and recommend to the Board the appointment or replacement of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Internal Controls

•	Oversee the accounting processes of the Company including the maintenance of adequate systems of internal controls encompassing staffing, processes and management information systems and a code of business conduct. In addition, review compliance with these controls as well as significant proposed changes.

•	Assess with management and the independent public accountants significant risks and exposures and evaluate measures management has implemented to reduce such risks including pre-approving all related party transactions.

•	Review internal audit function including:

•	The appointment and replacement of the senior internal auditing executive.

•	Status of the significant observations identified by the internal auditing department and the related management’s responses.

•	The internal audit department charter, budget and staffing.

•	Any changes in the planned scope of the internal audit program

•	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct, including disclosures of insider and affiliated party transactions.

•	Establish procedures for (i) processing complaints regarding accounting, internal controls or auditing matters and (ii) confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

•	Review the hiring of the CEO, CFO, and Controller and Principal Accounting officer to ensure they were not employed by the company’s audit firm during the 1-year period preceding the audit.

•	Meet with the Chief Financial Officer, the senior Internal Auditing executive and the independent auditor in separate executive sessions.

Administrative

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

•	At least annually, review and update the Committee’s Charter.

•	The Committee shall perform such other functions as required by the Company’s charter or bylaws, the Board of Directors or applicable laws, rules and regulations, including the rules of the SEC and the NASDAQ stock exchange. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

•	The Committee shall be empowered to retain independent counsel, accountants or others to the extent the Committee considers necessary to carry out its duties. The Company will pay the expenses associated with all advisors to the Committee.

While the Audit Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor.

Appendix B

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF
NII HOLDINGS, INC.

The Restated Certificate of Incorporation is amended by deleting the first paragraph of the Fourth Article thereof (beginning with “The total authorized number of shares. . .” and ending with “. . ., the “Preferred Stock”).”) in its entirety and replacing therewith the following:

The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is six hundred ten million one (610,000,001) shares, divided into three classes as follows:

Six hundred million (600,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”);

One (1) share of preferred stock, par value $1.00 per share (“Special Director Preferred Stock”); and

Ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”, and, together with the Special Director Preferred Stock, the “Preferred Stock”).

B-1

PROXY - NII HOLDINGS, INC.
This Proxy is Solicited on Behalf of the Board of Directors.
     The undersigned hereby appoints Steven M. Shindler, Lo van Gemert, Robert J. Gilker, and Byron R. Siliezar, and each or any of them, proxies for the undersigned, with power of substitution, to vote all the shares of common stock of NII Holdings, Inc. held of record by the undersigned on March 21, 2006, at the Annual Meeting of Stockholders of NII Holdings, Inc. to be held at 10:00 a.m. on April 26, 2006, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Annual Meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 and 4.

     PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(continued, and to be DATED and SIGNED on reverse side)

NII HOLDINGS, INC.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Carolyn Katz	☐	☐
02 - Donald E. Morgan	☐	☐
03 - George A. Cope	☐	☐
B	Issues
The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION.	☐	☐	☐

3.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.	☐	☐	☐

4.	APPROVAL OF ADJOURMENT.	☐	☐	☐
C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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